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                                                              Exhibit 99.T3E.4

                  CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.

               OFFER TO EXCHANGE 15% SUBORDINATED NOTES DUE 2008
                       FOR UP TO 3,500,000 SHARES OF ITS
               OUTSTANDING COMMON STOCK, PAR VALUE $.01 PER SHARE

To Our Clients:

     Enclosed for your consideration are an Offering Circular dated October 15, 1998 (the "Offering Circular") and a Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by Cellular Communications of Puerto Rico, Inc. (the "Company") to exchange $15.00 principal amount of its 15% Subordinated Notes due November 15, 2008 for each share of its Common Stock, par value $.01 per share (the "Common Stock"). Consummation of the Exchange Offer is subject to a number or conditions described in the Offering Circular.

     This material is being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name. A tender of such Common Stock may only be made by us as the holder of record and pursuant to your instructions.

     Accordingly, we request instructions as to whether you wish us to tender any or all such Common Stock held by us for your account pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal. However, we urge you to read the Offering Circular carefully before instructing us to tender your Common Stock.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Common Stock on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 P.M., New York City time, on November 12, 1998, unless extended or terminated by the Company (the "Expiration Date"). Common Stock may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date, and, unless theretofore accepted for exchange, after 5:00 P.M., New York City time, on the 40th business day after October 15, 1998.

     If you wish to have us tender any or all of your Common Stock please so instruct us by completing, executing, detaching and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for your information only and may not be used by you to tender Common Stock.
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                                  INSTRUCTIONS

     The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer to acquire the Common Stock of Cellular Communications of Puerto Rico, Inc.
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     This will instruct you to tender the number of shares of Common Stock indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Offering Circular and the related Letter of Transmittal.

     Box 1 [ ] Please TENDER ______ shares of Common Stock held by you for my account.

     Box 2 [ ] Please DO NOT tender outstanding Common Stock held by you for my account.

DATE:

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                                                       Signature(s)

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                                                Please print name(s) here

Unless a specific contrary instruction is given in the spaces provided, your signature(s) hereon shall constitute an instruction to us to tender all your Common Stock pursuant to the terms and conditions set forth in the Offering Circular and the Letter of Transmittal.